CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Venyra Corporation on Form S-1 of our report dated July 18, 2025 which includes an explanatory paragraph as to Venyra Corporation’s ability to continue as a going concern, relating to our audit of the balance sheet as of April 30, 2025, and the statement of operations, stockholder’s equity, and cash flows for the period from February 20, 2025 (inception) to April 30, 2025.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Houston, Texas
July 18, 2025